UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2006

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

503 Airport Road, Medford, Oregon 97504
 Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On March 23, 2006, PremierWest Bancorp issued a press release announcing the hiring of Mr. James M. Ford, as Senior Executive Vice President. A copy of the press release is attached as Exhibit 99.1.

        Mr. Ford will begin his employment with PremierWest on April 3, 2006. Mr. Ford's employment is automatically extended at year end for another year unless PremierWest elects not to renew Mr. Ford's employment agreement for the coming year. Pursuant to the terms of his employment agreement (a copy is attached as Exhibit 10.1) Mr. Ford shall receive a base annual salary of $185,500 plus any bonus earned under the 2006 bonus plan. Mr. Ford also will receive stock options to purchase 50,000 shares of PremierWest stock with an exercise price equal to the market price on the date of grant and which vest 20% each year. Mr. Ford will receive benefits similar to the other named executive officers and will be eligible to participate in the company executive insurance programs, benefit plans and deferred compensation plan. Upon termination of employment for any reason other than for cause, including a change in control, Mr. Ford may receive up to two years annual salary. The attached employment agreement contains a more detailed explanation of the specific benefits and the terms and conditions of Mr. Ford's employment.

Item 9.01 Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
10.1 Employment Agreement with Jim Ford
99.1 Press Release

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

Date: March 23, 2006	By:	/s/ Tom Anderson
Tom Anderson Executive Vice President and Chief Financial Officer